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                     THE ENTERPRISE GROUP OF FUNDS II, INC.

                              ARTICLES OF AMENDMENT

          The Enterprise Group of Funds II, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Article SECOND of the charter of the Corporation (the "Charter") is hereby amended to change the name of the Corporation to "The Enterprise Group of Funds, Inc.".

          SECOND: The foregoing amendment to the Charter was approved by a majority of the entire board of directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law.

          THIRD: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and attested by its Secretary this 28th day of December, 2004.

ATTEST:                                 THE ENTERPRISE GROUP OF FUNDS II, INC.


/s/ Patricia Louie                      By: /s/ Kenneth T. Kozlowski
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Patricia Louie                              Kenneth T. Kozlowski
Secretary                                   Vice President